SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Registration Amendment

Form S-8A

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PCS Edventures!.com, INC.

(Exact name of Registrant as specified in its Charter)

IDAHO	82-0475383
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

345 Bobwhite Court, Suite 200

Boise, Idaho 83706

(Address of Principal Executive Offices)

Issuer's Telephone Number:  (208) 343-3110

2004 NONQUALIFIED STOCK OPTION PLAN, AS AMENDED

(Full Title of the Plan)

Anthony A. Maher, Chief Executive Officer

PCS Edventures!.com, Inc.

345 Bobwhite Court, Suite 200

Boise, Idaho 83706

Telephone (208) 343-3110

(Name, address and telephone number of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	10,000,000	$0.35	$3,500,000	$443.45

Total	10,000,000	$0.35	$3,500,000	$443.45

 (1) This Registration Statement also covers such indeterminable number of additional shares as may become deliverable as a result of future adjustments in accordance with the terms of the plans.

(2) The offering price is calculated in accordance with Rule 457(h)(l) based on the average of the bid and asked prices of the Common Stock on the OTC Bulletin Board on May 10, 2004.  This amount was paid when shares were registered and no additional shares are being registered herein.

ITEM 1.   PLAN INFORMATION

(a)  General Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or independent contractors as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended

(the "1933 Act").  In accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424.

(b)  Securities to be Offered

The Company hereby registers 10,000,000 shares of the Company's Common Stock (the "Shares") in connection with its 2004 Non-Qualified Stock Option Plan (the "Plan").  The Plan was effective April 28, 2004, which date it was approved by the Company's Board of Directors.  The Amended Plan was effective November 1, 2007, which date it was approved by the Company’s Board of Directors.  Included in the original Shares are 6,000,000 shares underlying 6,000,000 options granted to Javan Khazali, under the Plan, which have since expired.  The 6,000,000 shares remain available for employees, directors or independent contractors as specified in Item 1 (a) herein.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents which have been filed with the Securities and Exchange Commission are incorporated by reference as of their respective dates and are a part hereof:

a.

The description of the Common Stock, no par value per share, of the Company that is contained in the Registration Statement filed on Form SB-2/A filed May 2, 2001, including any amendment or report filed for the purpose of updating such description.

b.

The description of the Common Stock, no par value per share, of the Company that is contained in the Registration Statement on Form SB-2/A filed March 13, 2006, including any amendment or report filed for the purpose of updating such description.

c.	The Company’s Annual Report on Form 10-KSB for the year ended March 31, 2003
d.	The Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003
e.	The Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003
f.	The Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003
g.

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document incorporated pursuant to (c) above and prior to the filing of a post-effective amendment hereto.

h.

Form S-8 filed by the Company on May 21, 2004, Registration #333-115744, registering 10,000,000 shares of common stock, no par value, pursuant to the PCS Edventures!.com, Inc. Non-Qualified Employee Stock Option Plan

ITEM 8.  EXHIBITS

Exhibit No.	Description
4.2A	2004 Non-Qualified Stock Option Plan, As Amended November 1, 2007

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PCS EDVENTURES!.COM, INC.
Dated:	November 1, 2007	By:	/s/Anthony A. Maher
Anthony A. Maher
CEO, President and Chairman of the Board of Directors

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated	November 1, 2007	By:	/s/Shannon M. Stith
Shannon M. Stith
Vice President, CAO and CFO

Dated	November 1, 2007	By:	/s/Donald J. Farley
Donald J. Farley
Secretary and Director

Dated	November 1, 2007	By:	/s/Cecil D. Andrus
Cecil D. Andrus
Director

Dated	November 1, 2007	By:	/s/Dehryl A. Dennis
Dehryl A. Dennis
Director